Exhibit 10.01

Private & Confidential

Mary F. Morgan

c/o NuStar Energy L.P.

2330 North Loop 1604 West

San Antonio, Texas 78248

December 17, 2008

Dear Ms. Morgan:

This letter agreement (the “Agreement”), effective December 17, 2008 (the “Effective Date”), confirms your assignment on the terms set out below (“Assignment”) and will be in effect for the duration of the Assignment. This is a contract of employment that governs the terms and conditions of the expatriate component of your Assignment and is binding on you and NuStar GP, LLC, a Delaware limited liability company with a principal place of business in San Antonio, Texas (“Employer”). Please review this Agreement carefully before signing.

As discussed with you, you will remain an employee of Employer throughout the Assignment. During the term of the Assignment, you will be working for NuStar Eastham Limited, a company incorporated under the laws of the United Kingdom (the “Company”).

You will be located for purposes of this Assignment at the Company’s Maidenhead, England Office, subject to you obtaining legal authorization to work in the United Kingdom.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1. Job Title and Responsibilities: Your Assignment will be to the position of President—European Operations. Your duties are described in Annex 1 to this Agreement. During this time, you will report to Curtis V. Anastasio, Employer’s President and Chief Executive Officer, who will be responsible for ensuring that you complete your Assignment responsibilities successfully.

2. Duration of this Agreement: This Assignment will commence on January 1, 2009 and terminate on December 31, 2010, unless terminated earlier in accordance with either Section 12 or 13 below (the “Assignment Period”). The Assignment Period may be extended by mutual agreement in writing.

3. Employment Type and Governing Law: You are going on an expatriate assignment for the Assignment Period. Your terms and conditions of employment with Employer, including the at-will nature of your employment, will continue, except where specifically modified by this Agreement. This Agreement will be governed by

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the laws of the United States and the State of Texas without regard to their choice of law provisions, and you hereby forfeit any and all rights you have or may have under the laws of the United Kingdom, other than those specifically provided for herein. Any disputes relating to this Agreement must be brought exclusively in the appropriate court in Texas. Upon the completion of this Assignment and the resulting termination of this Agreement, your terms and conditions of employment will be addressed at that time. If your next assignment is also an expatriate assignment, new terms and conditions will be negotiated with you.

4. Duties during Assignment: During the Assignment you will:

(i)	remain an employee of Employer and be seconded by agreement to the Company for the duration of the Assignment, and you will not be incorporated into the employment systems of the Company unless with the designation of “Expatriate”;

(ii)	unless prevented by incapacity or illness, devote the whole of your time, attention and skill to your Assignment duties,

(iii)	faithfully and diligently perform duties and exercise such powers as may from time to time be reasonably assigned to or vested in you by the Company;

(iv)	obey all reasonable and lawful directions given to you by the Company, and use your best endeavours to promote the interests of the Company;

(v)	abide by all policies and procedures of your Employer, and of the Company where appropriate, including but not limited to policies prohibiting unlawful discrimination; and

(vi)	refrain from exercising any officer-related responsibilities on behalf of Employer that are not directly related to your position on the Assignment, except while within the borders of the United States.

5. Place of work: Your primary place of work will be the United Kingdom, but you will be expected to travel extensively throughout the United Kingdom and Europe, as reasonably designated by the Company during this Assignment.

6. Hours of work: You will be required to work the number of hours necessary for the successful completion of your Assignment. You acknowledge that the limit in Regulation 4(1) of The Working Time Regulations 1998 shall not apply to you and accordingly agree that your working time (including overtime) may exceed an average of forty-eight (48) hours for each seven (7) day period in the reference period whenever necessary for the proper discharge of your duties or in any event as may be required by the Company.

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7. Compensation: Your compensation and certain other matters are detailed in the Term Sheet attached hereto (and incorporated herein) as Annex 2.

8. Holidays: Your vacation entitlement will be four (4) weeks per year. All other paid holidays will be taken consistent with the holiday policy of the Company. In the event you repatriate or take a new assignment without having taken all the vacation time due you, your accrued but unused vacation will be handled according to Employer’s policies in effect at the time.

9. Disciplinary and Grievance: During the course of your Assignment, you will remain responsible to Employer for purposes of discipline and correction. Employer policies and procedures will continue to apply. Company personnel may provide input regarding your performance as requested or during any salary or disciplinary review.

10. Expenses: Any business expenses incurred during your Assignment must be submitted to the Company in accordance with its normal procedures for approving and reimbursing business expenses.

11. Company Property: At the end of the Assignment you will deliver to the Company all of its property and confidential information as well as all documents (including correspondence, lists of customers, notes, memoranda, plans, drawings, other documents or goods or products of whatever nature) made or compiled by or delivered to you during the Assignment and relating to the business, finances or affairs of the Company or its customers or suppliers.

12. Termination of Employment: Termination of employment is defined as complete cessation of employment responsibilities to any company that is affiliated with Employer and does not mean the transfer from one set of job responsibilities to another. Therefore, the end of your Assignment does not constitute termination of employment. If during the course of your Assignment, termination of your employment relationship with Employer becomes necessary, termination will be handled by Employer’s policies in effect at the time of termination.

13. Assignment Completion: The Assignment will be completed upon the earliest to occur of the following events:

(i)	The expiration of the Assignment Period;

(ii)	Company’s determination that the Assignment has been fully completed;

(iii)	Employer’s decision to recall you from the Assignment;

(iv)	your acceptance of another expatriate assignment, if offered;

(v)	your decision to localize to a position with the Company; or

(vi)	the termination of your employment with Employer as provided in Section 12 above.

14. Repatriation: If (i) Employer or the Company terminates your Assignment for any reason except “Cause” (as defined below); (ii) you request termination of the Assignment to return to employment with Employer in the United States; or (iii) you request termination of the Assignment due to your retirement, you will be repatriated in accordance with Employer’s policies and procedures in effect at the time.

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“Cause” shall mean the (i) your conviction by a state or federal court of a felony involving moral turpitude, your conviction by a state or federal court of embezzlement or misappropriation of funds of Employer, the Company or any of their affiliates (“NuStar”), (iii) NuStar’s reasonable determination that you have committed an act of fraud, embezzlement, theft or misappropriation of funds in connection with your duties in the course of your employment with NuStar, (iv) NuStar’s reasonable determination that you have engaged in gross mismanagement, negligence or misconduct that causes or could potentially cause material loss, damage or injury to NuStar, or (v) NuStar’s reasonable determination that: (a) you have violated any policy of NuStar, including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of your employment, or (b) you have failed to satisfactorily perform the material duties of your position with NuStar.

15. Nondisclosure. You agree and acknowledge that contemporaneously with the execution of this Agreement and throughout the course of your employment with NuStar, NuStar shall disclose to you various “Confidential Information” (defined below), including non-public, confidential, and proprietary information pertaining to the business of NuStar and its customers, clients, investors, affiliates, or business partners that is not available to the general public, that you have not received from NuStar prior to the execution of this Agreement and that you would not otherwise receive. At all times during your employment and thereafter, you will hold in strictest confidence and will not disclose, use, provide access to, or publish any Confidential Information, except as such disclosure, use or publication may be required in connection with your work for NuStar or as otherwise set forth in this Agreement. Except as set forth herein, you agree that all Confidential Information, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of NuStar during your employment with NuStar. You will obtain NuStar’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to your work at NuStar, any Confidential Information and/or any material that incorporates any Confidential Information (other than disclosing NuStar on a resume, curriculum vitae or similar type of work history document). You hereby assign to NuStar any rights you may have or acquire in such Confidential Information and recognizes that all Confidential Information is the sole property of NuStar and its assigns.

“Confidential Information” is defined as consisting of, but not limited to, information relating to: (1) business operations and methods; (2) existing and proposed investments and investment strategies; (3) financial performance; (4) compensation arrangements and amounts (whether relating to NuStar or to any of its employees); (5) contractual relationships (including the terms of this Agreement); (6) business partners and relationships, including clients, investors and service providers; (7) business and marketing plans and strategies; (8) lists with information or requirements related to existing or prospective customers, clients, investors, partners or service providers; (9) computerized investment approaches, methodologies, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, analytical results or technical data, regardless of the medium in which any such information is contained; (10) trade secrets and confidential or proprietary information, regardless of the medium in which any such

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information is contained and includes information that is regularly used in the operation, technology and business dealings of NuStar. Confidential Information shall not include: (A) information that you may furnish to third parties regarding your obligations under Sections 15 and 16 hereof, (B) information that you are required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (B), you give NuStar, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide NuStar an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

You agree that all Confidential Information, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of NuStar during your employment with Employer. You further agree that you shall not, without the prior written consent of NuStar, use, disclose, provide access to or publish to any third party any of the Confidential Information described herein, directly or indirectly, either during your employment with NuStar or at any time following the termination of your employment with NuStar, except as otherwise provided for in paragraph above.

Upon termination of this Agreement, you agree that all Confidential Information and other files, documents, materials, records, notebooks, customer or investor lists, business proposals, contracts, agreements and other repositories containing information concerning NuStar or the business of NuStar (including all copies and electronic versions thereof) in your possession, custody or control, whether prepared by you or others, shall remain with or be returned to NuStar promptly (within twenty-four (24) hours) after the termination date.

16. Noncompete and Nonsolicitation.

(a)	Business Relationships and Goodwill. You acknowledge and agree that, as an employee of Employer and representative of NuStar, you will be given specialized training and Confidential Information that would be advantageous to a business competitive with NuStar. You acknowledge and agree that this creates a special relationship of trust and confidence between NuStar, you and NuStar’s current and prospective customers. You further acknowledge and agree that NuStar has spent considerable time, effort and resources in developing important and invaluable relationships with its current and prospective customers, and that you will be provided access to these current and prospective customers by virtue of your employment with NuStar pursuant to this Agreement. You further acknowledge and agree that there is a high risk and opportunity for any person given such responsibility, specialized training and Confidential Information to misappropriate the relationship and goodwill existing between NuStar and NuStar’s current and prospective customers. You therefore acknowledge and agree that it is fair and reasonable for NuStar to take steps to protect itself from the risk of such misappropriation. Consequently, you agree to the following noncompetition and nonsolicitation covenants.

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(b)	Scope of Noncompetition Obligation.

(i) You acknowledge and agree that the period of twelve (12) months following the termination or expiration of this Agreement for any reason will constitute the non-compete, non-solicit and non-divert period (the “Non-Interference Period”). During your employment and during the Non-Interference Period, you will not engage in duties or provide services to a Competitor that are substantially similar to those you provided to NuStar under this Agreement, in any capacity. The term “Competitor” means a company engaged in the business of transporting, selling, storing or terminalling of petroleum products or other liquids.

(ii) You agree that you shall not at any time during your employment divert away or attempt to divert away any business from NuStar to another company, business or individual. Additionally, you shall not, during the Non-Interference Period, solicit, divert away or attempt to divert away business from any NuStar Contact, either directly or indirectly. “NuStar Contact” is defined as any person, company, or business that you contacted, solicited, serviced or had access to Confidential Information about, including current and prospective customers and investors; provided, however, this provision shall not apply to any NuStar Contact you worked with prior to executing this Agreement. “Solicit” is defined as soliciting, inducing, attempting to induce, or assisting any other person, firm, entity, business or organization, whether direct or indirect, in any such solicitation, inducement or attempted inducement, in all cases regardless of whether the initial contact was by you, the NuStar Contact or any other person, firm, entity, business or organization.

(iii) You further agree that during the Non-Interference Period, you will not directly or indirectly: (a) solicit, entice, persuade or induce any employee, agent or representative of NuStar, who was an employee, agent or representative of NuStar at the time of the termination or expiration of this Agreement, to terminate such person’s relationship with NuStar or to become employed by any business or person other than NuStar; (b) approach any such person for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) hire or retain any such person.

17. Acknowledgement. You hereby acknowledge that the restrictions contained in this Agreement are a reasonable and necessary protection of the immediate interests of NuStar, that any violation of these restrictions would cause substantial and irreparable injury to NuStar, and that Employer would not have employed and/or continued to employ you without receiving the additional consideration offered by you in binding yourself to these restrictions. You further acknowledge that the limitations as to time, geographic scope and scope of activity to be restrained as defined herein are reasonable and do not impose a greater restraint than is necessary to protect the Confidential Information and goodwill or other business interest of NuStar.

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18. Survival of Covenants. Sections 15 and 16 shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of Sections 15 and 16. You further agree to notify all future persons, funds or businesses, with which you become affiliated or by which you are employed, of the restrictions set forth in Sections 15 and 16, prior to the commencement of any such affiliation or employment.

19. Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law.

20. Notification of New Employer. In the event that the Assignment is terminated for any reason, you hereby consent to the notification by NuStar to your new employer of your rights and obligations under this Agreement. In addition, in the event that you plan to render services to a company that works in a similar field as NuStar, you agree to provide NuStar with as much notice as possible of your intention to join that company or business but in no event will you provide less than two (2) weeks notice of that intention; provided, however, the provision of such notice and NuStar’s receipt thereof shall not constitute a waiver of any breach of any provision of this Agreement. This Section 20 shall terminate upon the expiration of Section 16 of this Agreement.

[Remainder of page intentionally left blank. Signatures on following page.]

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This Agreement (which includes Annexes 1 and 2 attached hereto and incorporated herein) constitutes the entire agreement between us with regard to the terms outlined herein pertaining to Assignment, and supersedes any previous agreement (whether verbal or written) made between us at any time. This Agreement may be modified in writing and signed by both parties.

If you have any questions you would like to discuss, please do not hesitate to contact me. We wish you every success on your Assignment.

Best regards,

/s/ Mary Rose Brown
Mary Rose Brown
Senior Vice President- Administration
NuStar GP, LLC

Attachments:	Annex 1 – Job Description
Annex 2 – Term Sheet

Signature and acknowledgement by Employee:

I have read and understood the terms and conditions of the Agreement, and by my signature below, I acknowledge and agree to the terms and conditions of the Agreement.

I understand that Employer holds information relating to me that may be subject to the applicable data privacy laws for the United Kingdom and the European Union. By signing this Agreement, I also consent to Employer and the Company processing, both manually and by electronic means, my personal data and in particular any sensitive personal data, and I consent to the transfer of my personal data (including sensitive personal data) between Employer and the Company provided any such transfer is in accordance with all relevant data protection laws.

Signed	/s/ Mary F. Morgan
Mary F. Morgan

Date

Please return one signed Agreement to:

HR MANAGER

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ANNEX 1

JOB DESCRIPTION:

Job Title: President, European Operations/Sr. Vice President

Department:	European Operations and Marketing
Reports to:	President and CEO, NuStar Energy
Supervises:	Managing Director UK, Managing Director Netherlands, Regional Human Resources Representative, Vice President International Marketing and Business Development
Category:	Exempt

JOB SUMMARY

Responsible and accountable for all operational and commercial activities in the European Region. Will ensure that assets in the region are properly maintained and that systems are continually improved through efficiencies and technological improvements to enhance system integrity, operating results, safety, security and risk management. Will ensure NuStar human resources policies and procedures are coordinated with headquarters and effectively communicated to employees throughout the region. Will ensure optimum coordination of information systems with NuStar Headquarters.

Formulates and directs business strategies which will promote revenue development and maintenance for international assets and markets. Oversees identification of key market targets and directs strategies for developing commercial relationships with customers and competitors. Oversees contract negotiation, terms and pricing to maximize revenues and utilization of Company assets. Identifies and develops internal growth projects and acquisition targets which support the Company’s strategic goals and financial requirements. Identifies and pursues those projects which have the highest probability of success and are most likely to produce the greatest value to the Company.

Formulates and directs business strategies which will promote increased product sales and trading, improved margins and opening of new markets. Coordinates supply and trading activities with NuStar Headquarters Marketing, Supply and Trading. Oversees negotiation of product purchase and sales contracts. Identifies optimum product pricing strategies through the utilization of market research, shipper and industry discussions, and competitive and economic analysis. Reviews and approves daily product trades, purchases, sales and inventory position. Ensures all necessary information is provided daily to NuStar Headquarters Risk Management Group and ensures compliance with all Risk Management policies and procedures.

ESSENTIAL JOB FUNCTIONS:

Stewards all operational, environmental, health and safety activities, including engineering, information systems, HSE, and human resources. Stewards regional accounting activities and financial reporting.

Leads origination, analysis and capture of logistics and storage opportunities, which would include new business development, mergers & acquisitions, joint ventures, and asset trades; participates in evaluating potential mergers & acquisitions and purchase and sale agreement negotiations.

Leads negotiation of contract terms and pricing to maximize revenues and utilization of Company assets.

Develops customer and other business relationships to identify and capture opportunities and anticipate change. Explores future position of Company assets in relation to customers’ prospective business needs and opportunities.

Prepares and presents the annual expense, capital and revenue budgets. Ensures weekly/monthly forecasts and monthly financial results are provided to Headquarters. Directs regional participation in development of the Strategic Plan.

Directs contract administration to ensure all contract terms and escalations are properly and timely implemented and invoiced.

Provides managerial leadership and selects, supervises, and evaluates staff. Conducts/direct performance evaluations. Initiates salary action and disciplinary actions when warranted. Resolves grievances and other sensitive personnel matters. Provides training and motivation to make full use of individual capabilities and to meet changing systems demands.

OTHER JOB FUNCTIONS:

Performs other related duties as assigned.

WORKING CONDITIONS AND ENVIRONMENT:

Approximately 40% of work is performed within an office environment. Approximately 60% of work involves travel outside the office.

PHYSICAL DEMANDS:

Periods of extended sitting are required. Extensive use of computer equipment. Activities such as bending, lifting, stooping, squatting, etc., are essential to the job. Requires frequent telephone activity.

Employee must be physically capable of completing and satisfying all training requirements as stipulated by local, state or federal agencies and/or Company policy.

QUALIFICATIONS:

Knowledge of:

•	Operations of petroleum pipeline transportation, terminal services, marine operations and product supply/demand

•	Petroleum product markets, pricing, futures, differentials

•	International product and logistics markets and their relationship to US markets

•	Fuel specifications, regulations and their relationship to pricing and blending opportunities

•	Company business strategies and planning requirements

•	Company policies and procedures associated with financial metrics, reporting, controls, risk management, human resources, information systems and HSE

•	Customer base, requirements and market potential

•	Financial analysis and management, including budget preparation, expenditure control and reporting

•	Internal procedures affecting flow of information, filing, etc.

•	Company Policies and Procedures

•	Management and supervisory principles and practices

Ability to:

•	Make sound business decisions based on developed economic, strategic and critical thinking skills

•	Set demanding performance levels for the operations staff and throughout the region. Consistently demonstrate high ethical standards and lead by example.

•	Physically perform the essential job functions

•	Communicate effectively both orally and in writing

•	Plan, organize and oversee assigned work programs. Coach, mentor and develop personnel.

•	Develop and maintain relationships with customers, competitors, potential business partners and regulatory agencies

•	Mediate and negotiate business issues with both internal and external parties

•	Determine value of company services, evaluate market conditions and set pricing

•	Prepare reports, correspondence and records

•	Recognize sensitive or confidential information and treat it accordingly

EXPERIENCE AND TRAINING GUIDELINES:

A minimum of 20-25 years of diverse and progressively responsible industry-related experience preferred. Knowledge of refineries, pipeline/terminal/marine operations, product pricing, sales, trading, blending and business applications required. Experience should demonstrate proficiency in operations, management, planning, financial reporting, marketing, business development, and competitive analysis. Bachelor’s degree in Engineering, Business Administration, Marketing or related discipline required. MBA or other advanced degree preferred.

LICENSE OR CERTIFICATE:

If the employee is subject to license or certification requirements or training as stipulated by local, state or federal agencies or the Company, now or in the future, compliance is required under this job description.

ANNEX 2

TERM SHEET

This term sheet is Annex 2 to that certain agreement between NuStar GP, LLC and Mary F. Morgan dated December 17, 2008 (the “Agreement”) and is incorporated therein by reference.

NAME:	Mary F. Morgan

TITLE:	Your title with the NuStar entities incorporated in the U.K. will be President—European Operations, and you will be overseeing all European operations.

LOCATION:	The location of your assignment will be Maidenhead, England.

TERM OF ASSIGNMENT:	Your assignment to England will be for twenty-four (24) months (the “Assignment”).

ANNUAL BASE SALARY	Your annual base salary will be $320,000.

ANNUAL PERFORMANCE BONUS	During your Assignment, NuStar GP, LLC (“NuStar”) will pay an annual performance bonus in accordance with the then-current NuStar bonus plan.

COMMODITIES & SERVICES (C&S) DIFFERENTIAL	NuStar will pay you the current C&S of $1,868 per month, and NuStar will review the C&S differential twice a year.

TAX CONSIDERATIONS	NuStar will provide tax equalization for you, which means you will pay hypothetical federal, state and social security stay-at-home tax, through withholdings, on wages and supplemental items such as bonuses that you would normally receive had you stayed at home working in the United States, based on U.S. tax law.

NuStar will provide tax preparation for you for each year (or partial year) of the Assignment.

HOST COUNTRY HOUSING/UTILITIES	During the term of the Assignment, NuStar will provide housing and utilities, but you will be required to share in your total cost of rent and utilities. Your contribution, or the “housing norm,” will be equal to your most recent actual monthly housing costs in San Antonio, estimated to be $1,600 per month. NuStar will deduct the housing norm amount from your pay on a monthly basis.

MEDICAL & DENTAL COVERAGE	You will continue to have the option of participating in NuStar medical and dental plans.

COMPANY VEHICLE	During the Assignment, NuStar will provide you with an automobile. You will have the option to purchase this automobile at the end of its lease period for the residual value of the lease as calculated by the leasing company.

HOME LEAVE	For each 12-month period of the Assignment, NuStar will pay for the business-class airfare for one (1) trip home for you and your spouse. NuStar will pay you the estimated cost of such airfare, as determined annually by NuStar’s travel department, at the beginning of each such period.

INCIDENTAL EXPENSE ALLOWANCE	Upon your execution of a definitive employment agreement with NuStar for the Assignment, NuStar will pay you a $15,000 lump sum for incidental expenses associated with the Assignment.

TEMPORARY LIVING EXPENSES	NuStar will pay your temporary living expenses associated with the Assignment, on an “as needed” basis and for a total of not more than thirty (30) days.

EXPLORATORY TRIP	NuStar will pay you for an exploratory trip, including airfare, local transportation, hotel and meals, for you and your spouse. The trip can be up to seven (7) calendar days, which includes two (2) travel days.

SHIPPING OF HOUSEHOLD GOODS	Subject to certain restrictions, NuStar will pay for the cost of shipping your household goods to the Assignment location.

If you have large appliances and household goods that will not be shipped to the foreign location, NuStar will pay to have those items either: (a) shipped to a single domestic destination of your choice; or (b) subject to storage restrictions, placed in storage at NuStar expense.

TRANSPORTATION TO/FROM HOST COUNTRY	NuStar will pay for the cost of airfare for you and your spouse for an initial relocation repatriation trip.

HOME SALE ASSISTANCE (ORIGIN)	NuStar will not assist with your sale of your U.S. residence.

REPATRIATION –RELATED MEDICAL	NuStar will pay for a complete medical examination for you prior to relocation. NuStar will pay for all required/suggested vaccinations for destination country for you and your spouse.